Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Siebert Financial Corp. of our report dated March 31, 2025 relating to the 2024 consolidated financial statements appearing in the Annual Report on Form 10-K/A of Siebert Financial Corp. for the year ended December 31, 2024.

/s/ Crowe LLP
Crowe LLP

New York, New York

December 2, 2025